Exhibit 3.1
SECOND RESTATED CERTIFICATE OF INCORPORATION
OF INTERSTATE HOTELS & RESORTS, INC.
(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)
     Interstate Hotels & Resorts, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify:
     FIRST: The name of the Corporation is Interstate Hotels & Resorts, Inc.
     SECOND: The Corporation was originally incorporated under the name CMC Operating Company and its original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 13, 1998.
     THIRD: This Second Restated Certificate of Incorporation restates, integrates and amends the Restated Certificate of Incorporation of the Corporation, as amended, and has been duly adopted and approved by the Board of Directors of the Corporation in accordance with applicable provisions of the General Corporation Law of the State of Delaware.
     FOURTH: This Second Restated Certificate of Incorporation so adopted reads in full as follows:
Article 1. NAME
          The name of this corporation is Interstate Hotels & Resorts, Inc. (the “Corporation”).
Article 2. REGISTERED OFFICE AND AGENT
          The registered office of the Corporation shall be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, in the County of New Castle. The registered agent of the Corporation at such address shall be The Corporation Trust Company.
Article 3. PURPOSE AND POWERS
          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”). The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

Article 4. CAPITAL STOCK
     4.1. Authorized Shares
          The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 1,000 of which 1,000 of such shares shall be Common Stock, all of one class, having a par value of $.001 per share (“Common Stock”).
     4.2. Common Stock
          4.2.1. Relative Rights
          Each share of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock.
          4.2.2. Dividends
          Whenever there shall have been paid, or declared and set aside for payment, to the holders of shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends thereon, but only when and as declared by the Board of Directors of the Corporation.
          4.2.3. Dissolution, Liquidation, Winding Up
          In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock, and holders of any class or series of stock entitled to participate therewith, in whole or in part, as to the distribution of assets in such event, shall become entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation and after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled.
          4.2.4. Voting Rights
          Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and, share for share and without regard to class, together with the holders of all other classes of stock entitled to attend such meetings and to vote (except any class or series of stock having special voting rights), to cast one vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders.

Article 5. BOARD OF DIRECTORS
     5.1. Directors; Number; Election
          The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot. Except as otherwise provided in this Certificate of Incorporation, each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the Board of Directors.
     5.2. Management of Business and Affairs of the Corporation
          The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
     5.3. Limitation of Liability
          5.3.1. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of the foregoing provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
          5.3.2 To the extent not prohibited by law, the Corporation shall indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a “Proceeding”), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Corporation, or, at the request of the Corporation, is or was serving as a director or officer of any other corporation or in a capacity with comparable authority or responsibilities for any partnership, joint venture, trust, employee benefit plan or other enterprise (an “Other Entity”) against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees, disbursements and other charges). Persons who are not directors or officers of the Corporation (or otherwise entitled to indemnification pursuant to the preceding sentence) may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the Corporation determines to provide such indemnification. The Corporation shall reimburse or advance to any director or officer or other person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys’ fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided, however, that, if required by the Delaware General Corporation Law, such expenses incurred by or on behalf of any director or officer or other person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such director or officer (or other person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director, officer or other person is not entitled to be indemnified for such expenses.
          5.3.3 The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 5.3 shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Certificate of Incorporation, the bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 5.3.3 shall continue as to a person who has ceased to be a director or officer (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.
          5.3.4 The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of an Other Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section 5.3, the bylaws or under Section 145 of the Delaware General Corporation Law or any other provision of law.
          5.3.5 The rights to indemnification and to the advancement of expenses conferred in this Section 5.3 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. No repeal or modification of this Section 5.3 shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.
          5.3.6 The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 5.3 shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its directors, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.
          5.3.7 Any director or officer of the Corporation serving in any capacity of (a) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (b) any employee benefit plan of the Corporation or any corporation referred to in clause (a) shall be deemed to be doing so at the request of the Corporation.
Article 6. AMENDMENT OF BYLAWS
          In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation.
Article 7. RESERVATION OF RIGHT TO AMEND CERTIFICATE OF INCORPORATION
     The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in, or amend and restate, this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of any nature conferred upon stockholders, directors, or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article 7.

     IN WITNESS WHEREOF, the Corporation has caused this Second Restated Certificate of Incorporation to be signed this 17th day of March, 2010.

INTERSTATE HOTELS & RESORTS, INC.
By:	/s/ Thomas F. Hewitt
Name: Thomas F. Hewitt
Title: Chief Executive Officer